EX 99.1

Proterra Finalizes Agreement with Cowen Convertible Note Holders

BURLINGAME, Calif., April 3, 2023 – Proterra Inc (Nasdaq: PTRA) (together with its subsidiary, Proterra Operating Company, Inc., “Proterra” or the “Company”), today announced that it has executed a definitive agreement with CSI Prodigy Holdco LP, CSI Prodigy Co-Investment LP and CSI PRTA Co-Investment LP (the “Cowen Parties”) to amend the Note Purchase Agreement, dated August 4, 2020, governing the Company’s outstanding convertible notes, and certain terms of the Company’s outstanding convertible notes, following the Company’s previous announcement on March 20, 2023, of the binding letter of intent among the Company, the Cowen Parties and CSI I GP, LLC.

Please refer to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission today for a description of the amendments to the Note Purchase Agreement and the convertible notes, which are filed as exhibits thereto.

About Proterra
Proterra is a leader in the design and manufacture of zero-emission electric transit vehicles and EV technology solutions for commercial applications. With industry-leading durability and energy efficiency based on rigorous U.S. independent testing, Proterra products are proudly designed, engineered, and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, please visit www.proterra.com

Contacts
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IR@proterra.com

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